Exhibit 99.1

InsWeb Reports Third Quarter Financial Results

Recent Sale of Interest in Japanese Public Venture Bolsters Cash Position

SACRAMENTO, Calif., October 15, 2003 – InsWeb Corp. (Nasdaq: INSW) today announced results for the third quarter ended September 30, 2003.  Revenues for the third quarter totaled $6.2 million, compared to $6.0 million in the third quarter of 2002.  InsWeb’s net loss for the quarter was $595,000, or $0.13 per share, and included a gain of $822,000 from the sale of a portion of its interest in Finance All K.K., a Japanese corporation.  InsWeb’s net loss for the third quarter of 2002 was $2.3 million, or $0.33 per share.

In October, InsWeb sold its remaining investment in Finance All and received additional proceeds of $6.7 million. InsWeb will record a gain of $6.0 million in the quarter ending December 31, 2003 as a result of this transaction.

“During the third quarter, we narrowed our operating loss by nearly $1.0 million compared to the same period last year,” said Mark Guthrie, president and chief executive officer of InsWeb.  “However, we are expecting challenges in the coming months in our auto insurance offering.  Even though we are encouraged by the progress we are making with recently added carriers, we are anticipating a reduction in revenues, due to the previously announced withdrawal of Progressive Insurance from our marketplace, as well as the termination of our agreement with GE Auto Insurance as a result of their recent acquisition by AIG. Revenues may be further impacted by the scaling-back of certain marketing campaigns which do not provide an acceptable return on investment.”

Developments within the InsWeb Auto Offering:

•                                          In September, the Company entered into direct linking agreements with Progressive and Geico Direct, whereby, starting October 3rd, non-standard consumers from much of the country, as well as consumers from specific smaller states, will no longer be provided quotes on the InsWeb site, but will be provided direct links to the Progressive and Geico websites.

•                                          Effective November 16th, GE Auto Insurance will no longer participate as an instant quoting carrier within the InsWeb marketplace, as a result of its acquisition by AIG, Inc., who is and will continue as a quoting company in the InsWeb marketplace.

•                                          During the third quarter, InsWeb signed agreements with two A-Rated national auto insurance carriers, Safeco Insurance Company and Liberty Mutual;

Hussein Enan, InsWeb’s chairman, commented, “Our history of matching consumers with motivated insurance carriers has proved beneficial for both parties, and we are encouraged by our cost-efficient marketing programs and the strength of the InsWeb brand.  Interest from both new and existing carriers in expanding their business through InsWeb remains very high, and we are confident that we will continue to grow our marketplace, despite the transition issues we foresee in the fourth quarter. Furthermore, we are confident that our current cash position will be sufficient to meet our working capital needs for the foreseeable future, having added, on a net basis, over $7.5 million from the sale of our investment in Finance All and the repayment of a corresponding note payable; as a result of these transactions, we expect to end the year with over $25 million in cash and short term investments.”

Financial Highlights:

•                        Contribution per shopping session (transaction revenue earned per shopping session less cost of direct marketing) was $3.71 for the quarter ended September 30, 2003, compared to $4.63 in the second quarter of 2003 and $4.05 in the comparable period last year;

•                        Cash and short-term investments at September 30, 2003 amounted to $21.4 million.  This includes the proceeds of $2.1 million received from the sale of a portion of InsWeb’s interest in Finance All, offset by the repayment of a promissory note due a stockholder in the amount of $1.3 million;

•                        Excluding the impact of the Finance All transaction and repayment of the note payable, cash consumed during the third quarter was approximately $1.7 million;

•                        Accounts receivable at quarter end were $2.1 million, and represented 32 days sales outstanding;

•                        Total staff at September 30, 2003 was 171, compared to 175 at June 30, 2003.

Commenting on the Company’s financial outlook, chief financial officer Bill Griffin stated, “We expect our fourth quarter results to be impacted by the redirection of our marketing efforts, the carrier shifts occurring within our auto marketplace, as well as the traditional seasonal softness in the insurance business.  These factors will have a negative impact on consumer traffic, revenues and operating earnings in the fourth quarter and possibly beyond, partially offset by a decrease in direct marketing expenses. Taking these factors into account, we expect auto transaction revenues in the fourth quarter to be down by more than $1.0 million sequentially as we work through this transition period. However, we expect to report net income in the fourth quarter as a result of the gain on the sale of our remaining investment in Finance All.”

Revenue Highlights for the Quarter Ended:

	Sep 30, 2003	Jun 30, 2003	Mar 31, 2003	Dec 31, 2002	Sep 30, 2002
Transaction revenues:
Auto insurance	$4,711,000	$4,699,000	$6,214,000	$5,274,000	$4,670,000
Term life insurance	1,123,000	1,191,000	909,000	733,000	938,000
Other insurance offerings	97,000	204,000	105,000	88,000	126,000
	5,931,000	6,094,000	7,228,000	6,095,000	5,734,000
Development and maintenance fees	255,000	230,000	253,000	291,000	282,000
Total revenues	$6,186,000	$6,324,000	$7,481,000	$6,386,000	$6,016,000

Marketing Metrics for the Quarter Ended:

	Sep 30, 2003	Jun 30, 2003	Mar 31, 2003	Dec 31, 2002	Sep 30, 2002
Consumer Quotes Presented	4,528,000	3,824,000	4,651,000	3,676,000	3,723,000
Completed Shopping Sessions	917,000	843,000	1,076,000	860,000	804,000
Direct marketing costs	$2,530,000	$2,192,000	$2,933,000	$2,835,000	$2,475,000

Auto Marketplace Characteristics for the Quarter Ended:

	Sep 30, 2003	Jun 30, 2003	Mar 31, 2003	Dec 31, 2002	Sep 30, 2002
Average Quotes Viewed	3.0	2.7	2.6	2.5	2.7
Average Instant Quotes Viewed	2.7	2.4	2.2	2.1	2.3
Participating Auto Insurers	26	23	24	24	25
Insurer / State Combinations	322	313	307	307	304
Agency – New policies sold	2,744	2,541	2,587	2,481	3,310

Term Life Marketplace Characteristics for the Quarter Ended:

	Sep 30, 2003	Jun 30, 2003	Mar 31, 2003	Dec 31, 2002	Sep 30, 2002
Average Instant Quotes Viewed	6.0	5.5	5.4	5.8	6.4
Participating Term Life Insurers	12	13	12	11	12
Insurer / State Combinations	557	595	542	517	572

Definitions:

“Consumer Quotes Presented”	Represents the total number of instant and/or email quotes, both auto and term life, viewed by all consumers who have completed a quote form and who have requested to see quotes;

“Completed Shopping Session”	Occurs when a consumer has completed one of InsWeb’s quote forms;

“Direct Marketing Costs”	Represents expenses incurred by the company to drive consumer traffic to InsWeb’s online insurance marketplace;

“Average Quotes Viewed”	The average number of instant and/or e-mail quotes viewed by consumers who have completed a quote form and requested quotes;

“Average Instant Quotes Viewed”	The average number of quotes appearing immediately on InsWeb’s Quote Page for consumers who have completed a quote form and requested quotes;

“Insurer / State combinations”	Represents the total number of insurers providing quotes in each state, summed across all states.

About InsWeb

InsWeb (Nasdaq: INSW) enables consumers to compare multiple, actionable quotes for auto, term life, health, homeowners, renters and condominium insurance offerings from many of the nation’s highly rated insurers. The top-rated online insurance marketplace also provides live customer service, interactive tools and independent research. Headquartered in Sacramento, Calif., InsWeb is accessible at www.insweb.com.

This news release contains forward-looking statements reflecting management’s current forecast of certain aspects of the Company’s future. It is based on current information, which we have assessed, but which by its nature is dynamic and subject to rapid and even abrupt changes. Forward-looking statements include statements regarding: projected future revenues, expenses and financial position; consumer activity and the results of certain strategic initiatives; increased or decreased participation by insurance companies; product and technological implementations; and projected expenditures and growth. The Company’s actual results might differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with the Company’s business, which include, but are not limited to: variations in consumer demand or acceptance; the willingness and capability of insurance companies to offer their products or instant quotes on the Company’s website; further changes in the Company’s relationships with existing insurance companies, including changes due to consolidation within the insurance industry; changes in the Company’s relationship with strategic and/or marketing partners; the Company’s ability to attract and integrate new insurance companies and strategic partners; implementation of competing Internet strategies by existing and potential insurance Company participants; implementation and consumer acceptance of new product or service offerings, such as policy fulfillment and other agency based services; the outcome of litigation in which the Company is a party; implementation and acceptance of new initiatives in the U.S. and abroad; insurance and financial services industry regulation; competition in all aspects of the Company’s business; fluctuations in operating results; or other unforeseen factors. The forward-looking statements should be considered in the context of these and other risk factors disclosed in the Company’s filings with the Securities and Exchange Commission.

“INSWEB” is a registered service mark of InsWeb Corporation. All marks above are those of InsWeb Corporation, except for those of insurance insurers, brokers, agents, industry organizations, financial institutions, online partners, service providers, other mentioned companies and educational institutions, which are the marks of their respective entities.

INSWEB CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

[ Amounts in thousands, except net (loss) income per share ]

[  unaudited  ]

	Three months ended September 30,		Nine months ended September 30,
	2003	2002	2003	2002
Revenues:
Transactions	$5,931	$5,734	$19,253	$18,012
Development and maintenance fees	255	282	738	1,157
Total revenues	6,186	6,016	19,991	19,169

Operating expenses:
Technology	2,091	2,338	6,762	7,956
Sales and marketing	4,327	4,376	13,116	13,801
General and administrative	1,249	1,725	4,481	5,489
Total operating expenses	7,667	8,439	24,359	27,246
Loss from operations	(1,481)	(2,423)	(4,368)	(8,077)
Interest expense	(21)	(67)	(84)	(414)
Interest income	58	169	224	522
Other income	849	12	1,658	9,422
Net (loss) income	$(595)	$(2,309)	$(2,570)	$1,453

Net (loss) income per share – basic and diluted:
Net (loss) income	$(0.13)	$(0.33)	$(0.49)	$0.21

Weighted average shares used in computing net (loss) gain per share – basic and diluted (1)	4,690	7,045	5,212	7,040

(1)          Shares used in the computation of net (loss) income per share of common stock are based on the weighted average number of shares outstanding in each period. Shares used in the computation of diluted earnings per share for the nine months ended September 30, 2002 are not significantly different than the number of shares used in the computation of basic earnings per share.

INSWEB CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

[ Amounts in thousands ]
[  unaudited  ]

	September 30, 2003	December 31, 2002

ASSETS

Current assets:
Cash and cash equivalents	$11,681	$12,382
Short-term investments	9,764	16,541
Total cash and short-term investments	21,445	28,923
Other securities available for sale	3,941	—
Accounts receivable, net	2,097	2,236
Prepaid expenses and other current assets	955	1,232
Total current assets	28,438	32,391

Property and equipment, net	1,595	2,197
Other assets	949	3,104
Total assets	$30,982	$37,692

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,133	$888
Accrued expenses	5,245	5,605
Deferred revenue	344	575
Marketing commitment	311	2,306
Note payable	—	1,230
Total current liabilities	7,033	10,604

Shareholders’ equity:
Common stock	7	7
Paid-in capital, less treasury shares	198,096	202,051
Accumulated other comprehensive income (loss)	3,178	(208)
Accumulated deficit	(177,332)	(174,762)
Total shareholders’ equity	23,949	27,088
Total liabilities and shareholders’ equity	$30,982	$37,692